Exhibit 99.1

Transocean Ltd. Investor Relations and Communications Dept.

Analyst Contacts:	Thad Vayda	News Release
+1 713-232-7551

Chris Kettmann
+1 713-232-7420

Media Contact:	Guy A. Cantwell	FOR RELEASE: January 5, 2012
+1 713-232-7647

TRANSOCEAN LTD. ANNOUNCES SENIOR MANAGEMENT CHANGES

ZUG, SWITZERLAND — Transocean Ltd. (NYSE: RIG) (SIX: RIGN) today announced that Ricardo Rosa will step down as Executive Vice President and Chief Financial Officer effective January 9, 2012.  After a transition period, Mr. Rosa is expected to retire from Transocean effective April 30, 2012.  Steven Newman, President and Chief Executive Officer, said, “On behalf of Transocean I offer my sincere thanks to Ricardo for his many years of service to the company and wish him all the best in his future endeavors.”   An executive search firm has been retained to aid in the identification of Mr. Rosa’s successor.

Effective January 9, 2012, and until a permanent replacement is named, Gregory L. Cauthen (54) will return to the company in the role of Interim Chief Financial Officer.  Mr. Cauthen served most recently as a consultant of the Company from September 2009 through August 2010. Prior to retirement from Transocean in August 2009, Mr. Cauthen was Chief Financial Officer of the Company from December 2001 to August 2009.  He was also Treasurer of the Company from March 2001 until July 2003 and served as Vice President, Finance from March 2001 to December 2001. Mr. Cauthen holds a Masters in Accounting degree from the University of Florida, Gainesville.

About Transocean

Transocean is the world’s largest offshore drilling contractor and the leading provider of drilling management services worldwide. With a fleet of 135 mobile offshore drilling units, excluding two Ultra-Deepwater Drillships and four High-Specification Jackups under construction, Transocean’s fleet is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. Transocean owns or operates a contract drilling fleet of 50 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment semisubmersibles and drillships), 25 Midwater Floaters, nine High-Specification Jackups, 50 Standard Jackups and one swamp barge.

For more information about Transocean, please visit our website at www.deepwater.com.